COWEN
HEALTHCARE
ROYALTY
PARTERS
January 22, 2010
Mr. Richard Rofé
175 Great Neck Road, Suite 406
Great Neck, NY 11021

Financing Commitment Letter

Ladies and Gentlemen:

Richard Rofé ("you" or "Mr. Rofé") has advised Cowen Healthcare Royalty Partners, L.P. ("Investor" "we", or "us") that you propose to acquire all of the capital stock or assets of CPEX Pharmaceuticals, Inc. (the "Transaction").

You have requested that Investor provide $30 million in gross proceeds constituting a portion of the financing for the Transaction, under terms consistent with those described in the Term Sheet, as executed by you and us on January 22, 2010, and having such other terms as are customary for financings of this kind and which are satisfactory to Investor (the "Financing"). Investor is pleased to confirm its commitment to you (the "Commitment") to provide $30.0 million in gross proceeds pursuant to such agreements or documentation in our customary forms which shall include, without limitation, the terms, conditions and other provisions set forth on the Term Sheet and such other representations, warranties, conditions, covenants, events of default and other provisions as are customary for financings of this kind and reasonably satisfactory to us. The obligation of Investor to provide the Financing is expressly subject to the terms and conditions set forth herein and will exist only upon the execution and delivery of definitive documentation, including, without limitation, definitive documents satisfactory to Investor and its counsel, and the satisfaction of the terms, covenants and conditions contained therein.

The Commitment shall terminate on June 30, 2010 and may be otherwise terminated by Investor if (i) the terms of the Transaction as previously described by you to Investor are changed in any material respect or (ii) you shall have materially breached any of the covenants and agreements contained in this Commitment Letter in any respect. The termination of the Commitment hereunder will not terminate, limit or otherwise affect the indemnification, reimbursement, confidentiality, or exculpatory provisions set forth herein or in the Term Sheet. The Commitment is conditioned on (a) Investor's performance of confirmatory due diligence satisfactory to it in its sole discretion, (b) final approval of the Financing by the investment committee of Investor, (c) completion of mutually satisfactory documentation for the Financing consistent with the Term Sheet, (d) the satisfaction of all conditions contained in the Term Sheet; and (e) the absence of any material adverse change or event with respect to Mr. Rofé, CPEX, its assets or its financial condition.

You hereby agree to indemnify and hold harmless each of Investor and its affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors and agents of Investor (each, an "Indemnified Person") from and against any and all third party losses, claims, costs, expenses, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) that arise out of, result from or in any way relate to this Commitment Letter, the Financing or any of the transactions contemplated hereby, and to reimburse each Indemnified Person upon its demand for any legal or other expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding), other than any of the foregoing of any Indemnified Person to the extent determined by a final judgment of a court of competent jurisdiction to have resulted by reason of the gross negligence or willful misconduct of such Indemnified Person. You agree that no Indemnified Person (i) shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you for any loss, claim, damages or liability related to, arising out of or in connection with, this Commitment Letter, the Commitment or the matters contemplated hereby, except to the extent that any loss, claim, damage or liability is found in a final judgment by a court of competent jurisdiction to have resulted from such party's bad faith, gross negligence or willful misconduct; and (ii) shall have any liability to you for any indirect, special or consequential damages related to, arising out of, or in connection with, this Commitment Letter, the Commitment hereunder or the matters contemplated hereby, even if advised of the possibility thereof. In addition, in no event shall an Indemnified Person have any liability for damages which, in an aggregate amount, exceed the aggregate amount of fees and expenses payable to Investor with respect to the Financing. The indemnification and other provisions of this paragraph shall survive the termination of this Commitment Letter.

This Commitment Letter is furnished for your benefit, and may not be assigned by you (other than to an entity controlled by you for the purpose of the Transaction) or relied on by any other person or entity. This Commitment Letter is delivered to you upon the condition that neither the existence of this Commitment Letter nor any of its contents shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person, except that such existence and contents may be disclosed (i) to your (or an entity controlled by you for the purpose of the Transaction) directors, officers, employees, advisors and agents, in each case on a confidential and "need-to-know" basis and only in connection with the Transaction, (ii) to CPEX Pharmaceuticals, Inc. and its directors, officers, employees, advisors and agents, in each case on a confidential and "need-to-know" basis and only in connection with the Transaction, (iii) in order to satisfy regulatory requirements or other requirements of law; and (iv) if determined by you in good faith to be to prudent, to shareholders in connection with disclosures related to a purchase of shares of CPEX Pharmaceuticals, Inc.; provided such disclosure also states that the Commitment is subject to various conditions and that no shareholder is entitled to rely upon the Commitment or is a third party beneficiary of the Commitment.

No waiver, amendment or other modification of this Commitment Letter shall be effective unless in writing and signed by both parties. This Commitment Letter and the Term Sheet set forth the entire understanding of the parties with respect thereto and supersede any prior versions hereof or thereof. This Commitment Letter shall inure to the benefit of and be binding upon Mr. Rofé and Investor and their respective successors, heirs and permitted assigns and no other person or entity.

This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof that would apply any other law. Each of Mr. Rofé and Investor hereby irrevocably agrees that any legal action or proceeding with respect to this Commitment Letter and the Term Sheet shall exclusively be brought in the federal courts located in New York City.

Please indicate your acceptance of the terms hereof by returning to us executed counterparts of this Commitment Letter not later than 12.00 p.m. Eastern Time, on January 25, 2010. This Commitment Letter and the commitment of Investor hereunder are conditioned upon your acceptance hereof and our receipt of executed counterparts hereof.

2

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transaction.

Very truly yours,

Cowen Healthcare Royalty Partners, L.P.

By Cowen Healthcare Royalty GP, LLC

      Its General Partner

By: /s/ Clarke B. Futch
      Clarke B. Futch
       Managing Director

Accepted and agreed to as of the date first written above:

Richard Rofé

/s/ Richard Rofé

3

Cowen Healthcare Royalty Partners
January 22, 2010

Confidential
AMENDED AND RESTATED
SUMMARY TERMS AND CONDITIONS

I. SUMMARY OF INVESTMENT

Rofé Group	Richard Rofé and his affiliates (collectively, "Rofé Group")
Issuer:	CPEX Pharmaceuticals, Inc. ("CPEX") and its subsidiaries, including its successors and assigns (collectively, the "Company").
Investor:	Cowen Healthcare Royalty Partners, L.P. and its affiliates ("Cowen").
Type of Investment:
At the Closing (as defined below), Cowen will receive a revenue interest (the "Revenue Interest") based on Net Sales of Products as each capitalized term is defined under, and payable under the License Agreement, dated as of May 31, 2000 by and between Auxilium A2, Inc and Bentley Pharmaceuticals, Inc. (as amended, the "License Agreement") on the teims described and as defined further in Section II hereof.

The transfer of the Revenue Interest is referred to herein as the "Financing".
Amount of Investment:	$30.0 million to acquire the Revenue Interest, as described further in Section II hereof.
Purpose:	Proceeds of the Financing will be used by Rofé Group to fund the acquisition (the "Acquisition") of the Company in an asset purchase.
The Closing:	The closing of the Financing (the "Closing") will be contingent on, and contemporaneous with closing of the Acquisition (the "Closing Date"), expected to occur prior to June 30, 2010.

Cowen Healthcare Royalty Partners
January 22, 2010

Confidential
AMENDED AND RESTATED
SUMMARY TERMS AND CONDITIONS

II. THE REVENUE INTEREST

Revenue Interest:
Cowen will receive the Revenue Interest derived from benefits payable under Section 3.2 of the License Agreement, in each case earned from and after April 1, 2010 through the Term (as defined in the License Agreement) (collectively, the "Included Products Payments"), as follows:

          (i) 60.0% of Included Products Payments related to annual Net Sales up to and including $100 million; plus

          (ii) 10.0% of Included Products Payments related to annual Net Sales in excess of $100 million.

Amount of Payment:	$30.0 million payable at Closing to receive the Revenue Interest (the amount invested being the "Revenue Investment Advance").
Multiple Step-Down:
From and after the date, if any, on which Cowen achieves a 1.5x multiple of the Revenue Investment Advance, in substitution of the teens described above under the caption "Revenue Interest", Cowen's Revenue Interest will be reduced to 5.0% of Included Products Payments from and after such date through the remainder of the Term.

Security Interest:
The Company will grant to Cowen a first priority perfected lien on, and security interest in, all of the Included Products Payments, in the License Agreement and in the intellectual property and regulatory approvals, clinical data and all other assets to which the Company has ownership or rights that underlie the Products (collectively, the "Collateral"). The Company will also enter into an exclusive license agreement with Cowen subject only to the rights of Licensee under the License Agreement.

Acceleration Option:
In the event of: (i) a change of control of the Company; (ii) financial distress of the Company (i.e., bankruptcy, insolvency or similar events); (iii) the sale or other disposition of any of the Collateral; or (iv) a material breach by the Company of the definitive documentation governing the Revenue Interest, Cowen shall have the right, but not the obligation, to require CPEX to reacquire the Revenue Interest from Cowen for a price in cash equal to an amount that, when taken together with the cumulative amount of payments made by the Company to Cowen pursuant to the Revenue Interest immediately prior to the exercise of the acceleration option, shall equal the greater of (i) 150% of the

Cowen Healthcare Royalty Partners
January 22, 2010

Confidential
AMENDED AND RESTATED
SUMMARY TERMS AND CONDITIONS

Revenue Investment Advance and (ii) an amount that would generate an internal rate of return to Cowen of 17.5% in respect of the Revenue Investment Advance.
Tax:
The parties agree to treat the Financing as debt for U.S. tax purposes.

All payments to Cowen under the Financing shall be made without any deduction or withholding for or on account of any tax, provided that if deduction of tax from any such payment is required by applicable law, the sum payable shall be increased and paid by CPEX as necessary so that after making all required deductions, Cowen receives an amount equal to the amount that it would have received had no such deduction been made.

Cowen Healthcare Royalty Partners
January 22, 2010

Confidential
AMENDED AND RESTATED
SUMMARY TERMS AND CONDITIONS

III. MISCELLANEOUS TERMS AND CONDITIONS

Board Observer Rights:
Cowen will have the right to designate one person as an observer to the Company's Board of Directors. Such designee shall have full board observation, information and participation rights on the Board and each of its committees.

Closing Conditions:
Closing of the Financing will be subject to the completion of confirmatory due diligence to Cowen's satisfaction, the closing of the Acquisition and execution of mutually-acceptable definitive documentation, under New York law, and with such additional terms (including representations, warranties, covenants and default events) as are usual and customary in transactions of a similar type and size as the Financing.

Non-binding Provisions:
This tem' sheet represents only Cowen's current intention with respect to the terms upon which the Financing may be consummated. Cowen has not received all approvals required to be received by it for the consummation of the Financing. Accordingly, it is understood and agreed that no contract or agreement relating to or providing for the Financing shall be deemed to exist between Cowen, Rofé Group and CPEX unless and until final, definitive agreements with respect thereto have been executed and delivered by Cowen and CPEX, and Rofé Group hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with Financing unless and until Cowen and CPEX shall have entered into such final definitive agreements. It is also understood and agreed that, except for the provisions set forth herein under the headings "Confidentiality", "Expenses and Indemnification", "Exclusivity" and "Governing Law; Jurisdiction" (which are intended to be, and which shall be, binding on the parties), unless and until such final definitive agreements with respect to the Financing have been executed and delivered by Cowen and CPEX, neither Cowen nor Rofé Group will be under any legal obligation of any kind whatsoever with respect to the Financing.

Confidentiality:	The terms and conditions herein are considered confidential and subject to the confidentiality agreement dated January 8, 2010.
Expenses and Indemnification:	If Rofé Group completes the Acquisition within 365 days following the date of mutual execution of this term sheet, Rofé

Group will pay all actual, documented, out-of-pocket fees and expenses (including, without limitation, legal fees and expenses and expenses incurred in connection with Cowen's due diligence investigation) of Cowen associated with the transactions contemplated hereunder, not to exceed $400,000.

Rofé Group will indemnify Cowen and its affiliates, and hold them harmless, from and against all out-of-pocket costs, expenses (including, without limitation, reasonable legal fees and expenses) and liabilities arising out of or relating to (i) any breach by Rofé Group of any binding obligation under this teem sheet and (ii) any claim or demand made against Cowen or any of its affiliates by any third party relating to the transactions contemplated hereby, including, without limitation, any actual or proposed use of the proceeds of the Financing, provided that such obligation shall not extend to any liability to the extent its arises out of the gross negligence, reckless actions or willful misconduct of Cowen and its affiliates.

Termination Fee
If Rofé Group discloses: (i) the existence of this term sheet or any of its contents; or (ii) the existence of the Commitment Letter (attached as Exhibit A hereto) or any of its contents to any third party, and completes the Acquisition within 365 days following mutual execution of this term sheet but the Closing does not occur, Rofé Group will pay to Cowen a termination fee equal to $900,000.

Exclusivity:
Rofé Group agrees that, for the period of time commencing on the date of mutual execution of this term sheet and continuing through the earlier of (x) the Closing and (y) 365 days following the date of mutual execution of this term sheet, neither Rofé Group nor any of its affiliates (including any officer or director of Rofé Group or any of its subsidiaries) shall, and Rofé Group shall use its commercially reasonable efforts to cause its agents and representatives (including any financial advisor, attorney or accountant retained by Rofé Group or any of its affiliates) not to, directly or indirectly, (i) solicit, initiate, encourage or facilitate (including by way of furnishing information or data) any inquiries from a third party or the making of any proposal or offer by a third party with respect to, or a transaction to effect, a sale, transfer, assignment or other disposition of the Included Products Payments, any similar transaction or any other debt or equity

Cowen Healthcare Royalty Partners
January 22, 2010

Confidential
AMENDED AND RESTATED
SUMMARY TERMS AND CONDITIONS

transaction that would replace or reduce the Financing (any such proposal or offer, other than such proposal or offer made by Cowen, being referred to herein as a "Financing Proposal") or (ii) have any discussions with or provide any confidential information or data to any third party relating to Financing Proposal, or engage in any negotiations with a third party concerning a Financing Proposal, or facilitate any effort or attempt by a third party to make or implement a Financing Proposal or accept any Financing Proposal from a third party.

Governing Law; Jurisdiction
This term sheet shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof that would apply any other law. Each of Cowen and Rofé Group hereby irrevocably agrees that any legal action or proceeding with respect to this term sheet shall exclusively be brought in the federal courts located in New York City.

Counterparts:	This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.
Expiration:	This term sheet will terminate at 12:00 p.m., Eastern Time, on Monday, January 25, 2010, unless executed by each of the parties.
Effect on Original Summary of Terms and Conditions
This Amended and Restated Summary Terms and Conditions amends, restates and replaces in all respects the Summary Terms and Conditions, dated January 8, 2010, between the parties hereto, and such from Summary Terms and Conditions no longer have any force or effect.

Agreed and Accepted for:

Cowen Healthcare Royalty Management, LLC	Richard Rofé

By: /s/ Clarke B. Futch	By:/s/ Richard S. Rofé
Name: Clarke B. Futch	Name: Richard S. Rofé
Title: Managing Director	Title: Managing Director
Date: 22 JAN 10	Date: 1.22.10

COWEN
HEALTHCARE
ROYALTY
PARTNERS

April 13, 2010

Mr. Richard Rofé

175 Great Neck Road, Suite 406
Great Neck, NY 11021

Dear Mr. Rofé:

Reference is made to the Financing Commitment Letter (the "Commitment Letter"), dated January 22, 2010, between Richard Rote ("you" or "Mr. Rofé") and Cowen Healthcare Royalty Partners, L.P. ("Investor"). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Commitment Letter.

Mr. Rofé and Investor hereby agree to amend the Commitment Letter as set forth in this letter agreement (the "Letter Agreement"):

1. All references to the term "Term Sheet" in the Commitment Letter shall mean the Amended and Restated Summary Terms and Conditions, dated January 22, 2010, between you and Investor, as amended by the letter agreement dated even date herewith.

2. The date "June 30, 2010" referenced in the first line of the third paragraph of the Commitment Letter is hereby deleted and the following dated inserted in lieu thereof "September 30, 2010."

As amended hereby, the terms and conditions of the Commitment Letter remain in full force and effect. Except to the extent set forth herein, no other change or amendment in any of the terms, provisions or conditions of the Commitment Letter is intended or implied. If the foregoing is in accordance with your understanding of our agreement, kindly so indicate by signing and returning the enclosed copy of this Letter Agreement no later than 12:00pm Eastern Time, on April 16, 2010. This Commitment Letter and the commitment of Investor hereunder are conditioned upon your acceptance hereof and our receipt of executed counterparts hereof.

Very truly yours,

COWEN HEALTHCARE ROYALTY PARTNERS, L.P.

By Cowen Healthcare Royalty GP, LLC

   Its General Partner

By: /s/ Clarke B. Futch
      Clarke B. Futch
       Managing Director

ACCEPTED AND AGREED:

/s/ Richard Rofé
Richard Rofé

COWEN

HEALTHCARE
ROYALTY
PARTNERS

April 13, 2010

Mr. Richard Rofé
175 Great Neck Road, Suite 406
Great Neck, NY 11021

Dear Mr. Rofé:

Reference is made to the Amended and Restated Summary Terms and Conditions (the "Term Sheet"), dated January 22, 2010, between Richard Rofé and his affiliates (collectively, the "Rofé Group") and Cowen Healthcare Royalty Management, LLC ("Cowen"). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Term Sheet.

Rofé Group and Cowen hereby agree to amend the Term Sheet as set forth in this letter agreement (the "Letter Agreement"):

1. The Closing: The reference in the third line to "June 30, 2010" is hereby deleted and the following date is inserted in lieu thereof: "September 30, 2010."

2. Expenses and Indemnification: The reference in the second line to "the date of mutual execution of this term sheet" is hereby amended to read "the date of mutual execution of this Letter Agreement."

3. Termination Fee: The reference in the fourth line to "within 365 days following mutual execution of this term sheet" is hereby amended to read "within 365 days following the mutual execution of this Letter Agreement."

4. Exclusivity: The reference in the third line to "(y) 365 days following the date of mutual execution of this term sheet" is hereby amended to read "(y) 365 days following the date of mutual execution of this Letter Agreement."

5. Expiration: The paragraph under the heading "Expiration" is hereby deleted in its entirety and the following inserted in lieu thereof: "This term sheet will terminate at 12:00 p.m., Eastern Time, on Monday, April 16, 2010, unless executed by each of the parties."

This amendment shall be effective as of the day and year first above written. As amended hereby, the terms and conditions of the Term Sheet remain in full force and effect. Except to the extent set forth herein, no other change or amendment in any of the terms, provisions or conditions of the Term Sheet is intended or implied. If the foregoing is in accordance with your understanding of our agreement, kindly so indicate by signing and returning the enclosed copy of this Letter Agreement.

Very truly yours,

COWEN HEALTHCARE ROYALTY MANAGEMENT, LLC

By: /s/ Clarke B. Futch
      Clarke B. Futch
      Managing Director

ACCEPTED AND AGREED:

/s/ Richard Rofé
Richard Rofé

COWEN
HEALTHCARE
ROYALTY
PARTNERS

April 20, 2010
Mr. Richard Rofé
175 Great Neck Road, Suite 406
Great Neck, NY 11021

Dear Mr. Rofé:

Reference is made to the Financing Commitment Letter, dated January 22, 2010 (the "Commitment Letter"), between Richard Rofé ("you" or "Mr. Rofé") and Cowen Healthcare Royalty Partners, L.P. ("Investor"), as amended by that certain letter agreement, dated April 13, 2010 (the "First Letter Amendment"), between you and Investor (together, the "Amended Commitment Letter"). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Amended Commitment Letter.

Mr. Rofé and Investor hereby agree to amend the Amended Commitment Letter as set forth in this letter agreement (the "Second Letter Agreement"):

1. All references to the term "Term Sheet" in the Amended Commitment Letter shall mean the Amended and Restated Summary Terms and Conditions, dated January 22, 2010, between you and Investor, as amended by the first term sheet letter agreement dated April 13, 2010, and the second term sheet letter amendment dated of even date herewith.

2. The $30,000,000 in gross proceeds requested for financing by Mr. Role from Investor, and the amount of the Commitment by Investor referenced in the first and fifth sentences of the second paragraph of the Commitment Letter is hereby deleted and the sum of $40,000,000 shall be inserted in lieu thereof.

[SIGNATURE PAGE TO FOLLOW]

As amended hereby, the terms and conditions of the Amended Commitment Letter remain in full force and effect. Except to the extent set forth herein, no other char to or amendment in any of the terms, provisions or conditions of the Amended Commitment Letter is intended or implied. If the foregoing is in accordance with your understanding of our agreement, kindly so indicate by signing and returning the enclosed copy of this letter Agreement no later than 12:00pm Eastern Time, on April 23, 2010. The Amended Commitment Letter, as amended by this Second Letter Amendment and the commitment of Investor hereunder, are conditioned upon your acceptance hereof and our receipt of executed counterparts hereof.

Very truly yours,

COWEN HEALTHCARE ROYALTY PARTNERS, L.P.

By Cowen Healthcare Royalty GP, LLC
         Its General Partner

By: /s/ Clarke B. Futch
      Clarke B. Futch
      Managing Director

ACCEPTED AND AGREED:

/s/ Richard Rofé
Richard Rofé

COWEN
HEALTHCARE
ROYALTY
PARTNERS

April 20, 2010
Mr. Richard Rofé
175 Great Neck Road, Suite 406
Great Neck, NY 11021

Reference is made to the Amended and Restated Summary Terms and Conditions (the "Term Sheet"), dated January 22, 2010, between Richard Rofé and his affiliates (collectively, the "Rofé Group") and Cowen Healthcare Royalty Management, LLC ("Cowen"), as amended by that certain Letter Agreement amending such terms and conditions (the "First Term Sheet Letter Amendment"), dated April 13, 2010 between Cowen and the Rofé Group (together the "Amended Term Sheet"). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Amended Term Sheet.

Rofé Group and Cowen hereby agree to amend the Amended Term Sheet as set forth in this letter agreement (the "Second Term Sheet Letter Agreement"):

1. Amount of Investment: The reference in Section I under the subheading "Amount of Investment" to "$30.0 million" as the amount to acquire the Revenue Interest, shall be deleted and replaced with "$40.0 million."

2. Revenue Interest: The amount of the Revenue Interest to be derived from benefits payable under Section 3.2 of the License Agreement, in each case earned from and after April 1, 2010 through the Term (as defined in the License Agreement), as set forth in clauses (i) and (ii) in the subheading "Revenue Interest" of Section II of the Term Sheet, is hereby amended and restated in its entirety to read as follows:

(i)	65.0% of Included Products Payments related to annual Net Sales up to and including $125 million; plus

(ii)	10.0% of Included Products Payments related to annual Net Sales in excess of $125 million.

3. Amount of Investment: The reference in Section II under the subheading "Amount of Investment" to "$30.0 million" as the amount payable at Closing to receive the Revenue Interest shall be deleted and replaced with "$40.0 million."

4. Multiple Step-Down: In Section 11 under the subheading, Multiple Step-Down, the reference to the “1.5x” multiple of the Revenue Investment Advance, shall be deleted and replaced with “1.75X” and the reference to “5.0%” of Included Products Payments shall be deleted and replaced with “10%”.

[SIGNATURE PAGE TO FOLLOW]

This Second Term Sheet Letter Agreement shall be effective as of the day and year first above written. As amended hereby, the terms and conditions of the Amended Term Sheet remain in full force and effect. Except to the extent set forth herein, no other change or amendment in any of the terms, provisions or conditions of  the Amended Term Sheet is intended or implied. If the foregoing is in accordance with your understanding of our agreement, kindly so indicate by signing and returning the enclosed copy of this Second Term Sheet Letter Agreement.

Very truly yours,

COWEN HEALTHCARE ROYALTY MANAGEMENT, LLC

By: /s/ Clarke B. Futch
      Clarke B. Futch
      Managing Director

ACCEPTED AND AGREED:

/s/ Richard Rofé
Richard Rofé